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                                                                    EXHIBIT 23.4

                         INDEPENDENT AUDITORS' CONSENT


     We consent to the use in this Amendment No. 2 to Registration Statement No. 333-3772 of Charter Communications Southeast, L.P. and Charter Communications Southeast Capital Corporation of our report dated March 5, 1996, relating to the financial statements of the Cable Systems of CableSouth, Inc. as of December 31, 1993 and 1994, and for each of the three years in the period ended December 31, 1994 and for the five-month period ended May 31, 1995 appearing in the Prospectus, which is part of such Registration Statement, and to the reference to us under the heading "Independent Certified Public Accountants" in such Prospectus.


DELOITTE & TOUCHE LLP

Birmingham, Alabama

July 22, 1996